Exhibit 10.10

DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is made as of July 15, 2005, by and between Atricure, Inc., a Delaware corporation (“Atricure”), and UST Inc., a Washington corporation (“UST”).

PREAMBLE

WHEREAS, UST owns and otherwise possesses know-how and intellectual property necessary or useful for the manufacture and commercialization of systems for the delivery of high intensity focused ultrasound (“HIFU”) to the human body;

WHEREAS, Atricure and UST desire for UST to design, engineer, develop and produce, and provide to Atricure, a complete engineering prototype of, a HIFU system designed to form transmural cardiac lesions, scars or partial necrosis on the epicardial surface of a beating human heart;

WHEREAS, Atricure desires to license from UST, and UST desires to license to Atricure, all intellectual property necessary to manufacture and sell such systems on a commercial scale;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The capitalized terms in this Agreement shall, except to the extent defined in the text of this Agreement, have the meanings ascribed to them in Schedule 1 of this Agreement.

ARTICLE 2

DEVELOPMENT OF HIFU SYSTEM

2.1. Technology Transfer and Development Services.

(a) Performance. UST hereby agrees to research, design, develop, engineer, test and implement the HIFU System, and to produce for Atricure a completely engineered prototype of the HIFU System, all in accordance with the technology transfer and development plan (the “Development Plan”) attached hereto as Schedule 2 (collectively, the “Development Services”). As provided in the Development Plan, the Development Services also include the delivery to Atricure of various deliverables which meet specified descriptions or specifications, including but not limited to the above-mentioned prototype (collectively, the “Deliverables”). Upon their delivery to Atricure, sole ownership of the Deliverables will be deemed transferred to Atricure. UST shall exercise its commercially reasonable best efforts to perform the various aspects of the Development Services within the time frames set forth in the Development Plan. The Parties acknowledge that the Development Plan contemplates that the Development Services will be completed within fourteen (14) months after the Effective Date (the date falling fourteen (14) months after the Effective Date being the “Target Completion Date”). The Development Plan shall be subject to modification only with the written consent of both Parties.

(b) Program Extension. If, for whatsoever reason, UST shall not have completed the Development Services on or prior to the Target Completion Date, UST shall be obligated nevertheless to continue to perform the Development Services unless and until, if at all, Atricure shall give to UST a notice to terminate such performance; provided, however, that in no event shall UST be obligated to continue performing Development Services beyond the date falling twenty (20) months after the Effective Date.

2.2. Development Consideration; Performance Incentives.

(a) Development Consideration. As consideration for the performance of the Development Services, Atricure shall pay to UST consideration (the “Development Consideration”) as follows:

(i) Three hundred seventy five thousand dollars ($375,000), payable by wire transfer to the Account within five (5) days after the Effective Date;

(ii) Nine hundred sixty-six thousand dollars ($966,000), payable by wire transfer to the Account in fourteen (14) monthly installments, as follows:

(A) Sixty-nine thousand dollars ($69,000) on that date falling thirty (30) days after the Effective Date (the “Thirtieth Day”);

(B) Sixty-nine thousand dollars ($69,000) on or before the tenth (10th) Business Day of each of the next thirteen (13) calendar months (beginning with the first calendar month commencing after the Thirtieth Day);

(iii) In the event and to the extent that, pursuant to Section 2.1(b), UST continues to render Development Services subsequent to the Target Completion Date, Atricure shall pay to UST, in consideration for such services, the sum of all direct costs reasonably incurred by UST in connection with the rendition of such services (i.e., excluding any allocation of overhead or other indirect costs, but including, e.g., an appropriate allocation of salaries of professional personnel dedicated thereto (other than management) and related out-of-pocket expenses). In connection therewith, UST shall, after the end of each calendar month, deliver to Atricure a statement showing the direct cost reimbursement due for such month and, in reasonable detail, the back-up information in connection therewith, including identification of the individuals who shall have performed Development Services during such month, the man-hours contributed by each, the applicable salary rates or consulting fees paid and any relevant out-of-pocket expenses incurred.

(b) Remaining Period. In the event that UST shall have achieved all four (4) Milestones prior to the Target Completion Date, UST shall, during the period beginning on the day after such achievement shall have occurred and ending on the Target Completion Date (the “Remaining Period”), render such consultation and advice, relating to the HIFU System and the development thereof, as may be requested from time to time by Atricure provided Atricure shall continue to make the payments to UST pursuant to Section 2.2(a)(ii)(B). UST agrees that such consultation and advice (which may take various forms, including participation in experimental activities and the preparation and delivery of written analyses and recommendations) shall be rendered by those UST personnel who were engaged in the performance of the Development Services and that (to the extent requested by Atricure) the level of time and effort devoted to such consultation and advice shall be substantially equivalent to that which UST devoted to the rendition of the Development Services.

ARTICLE 3

LICENSE OF INTELLECTUAL PROPERTY

3.1. Grant of Licenses. Subject to the payment of the Royalty and the fulfillment of the other terms and conditions of this Agreement, UST hereby grants to Atricure, and Atricure hereby accepts:

(a) Exclusive License. An exclusive (including as to UST), perpetual, worldwide license in, to and under the UST IP, with the right to grant sublicenses thereunder, to make, have made, import, export, use, offer to sell, sell, and/or otherwise dispose of HIFU Systems for use in the Atricure Field and to utilize the UST IP in connection with the marketing, advertising, and promotion of HIFU Systems for use in the Atricure Field.

(b) Exclusive Sublicense. An exclusive (including as to UST), perpetual, worldwide sublicense in, to and under the Sonic/Keilman IP, to make, have made, import, export, use, offer to sell, sell, and/or otherwise dispose of HIFU Systems for use in the Atricure Field and to utilize the Sonic/Keilman IP in connection with marketing, advertising, and promotion of HIFU Systems for use in the Atricure Field.

(c) Licensed IP. Subject to Section 3.7, the Sonic/Keilman IP and the UST IP shall be referred to, collectively, as the “Licensed IP”.

3.2. Right to Exercise. Notwithstanding Sections 3.1(a), and 3.1(b) Atricure shall not have the right to exercise the rights granted to it under such sections unless and until all its payment obligations to UST under Section 2.2(a) shall have been discharged.

3.3. Information Download. Without limiting anything contained in the Development Plan, UST shall provide Atricure with all information, relating to the Licensed IP, as may be known or possessed by UST and reasonably necessary or appropriate for Atricure to exploit the License, including any materials related to the obtaining of Market Clearance for, and the production and commercialization of, the HIFU System.

3.4. Preservation of Rights.

(a) No Inconsistent Grants. UST covenants that it has not granted, and will not grant, any rights to any Third Party that are inconsistent with the rights granted to Atricure under this Agreement.

(b) Assignment. UST further covenants that it will not, except in the case of Qualified Transfer, assign or otherwise dispose of any ownership interest which it has or may obtain in, to or under any Licensed IP.

(c) Non-Compete.

(i) Each of (A) UST, (B) CKL, LLC, a Washington limited liability company, and (C) the Shareholders (as defined below) covenants and agrees that he, she or it, as the case may be, shall not, during the period beginning on the Effective Date and ending on the Cessation Date (as defined below), directly or indirectly compete with Atricure (or any Sublicensee) in the Atricure Field anywhere in the world.

(ii) For purposes of this Agreement, the “Cessation Date” shall mean the earliest to occur of (A) the date on which the Royalty Term shall end, (B) the date on which this Agreement shall terminate, and (C) the date falling six (6) years after the Effective Date (but only if cumulative Net Sales shall have failed to reach one million dollars ($1,000,000) by such date.

(iii) For purposes hereof, the term “Shareholders” shall mean and include the following persons: Yu-Chi Chu, Lawrence A. Crum, Perry Kaminski and Eugene Larson.

3.5. Expiration of the Royalty Term. Upon the expiration of the Royalty Term, the License shall automatically become perpetual, irrevocable and fully paid-up.

3.6 UW Licenses.

(a) Reference is made to that certain Non-Exclusive License Agreement as amended, dated December 30, 2002, by and between UST and UW (the “First UW License Agreement”). UST agrees that, in the event that, in connection with the development and/or commercialization of the HIFU System, Atricure desires to obtain a sublicense in, to and under any Intellectual Property which (a) is possessed by UST under the First UW License Agreement and (b) relates to, or is useful in connection with, the Atricure Field (the “First UW IP”), then, upon receipt of notice from Atricure, UST shall exercise its best efforts to negotiate and consummate an amendment to this Agreement which shall include a sublicense of the First UW IP with Atricure on terms and conditions substantially identical to those contained in a draft agreement entitled “Development and License Agreement Redline July 14 2005” transmitted to Eugene Larson, Joseph Whitford, Dave Denowitz, Dave Drachman and Stephen Drake by Mark Byrne on July 14, 2005 at 6:24 PM by e-mail. During the period beginning on the Effective Date and ending on the earlier of (a) the date on which this agreement shall terminate or (b) the date on which Atricure shall exercise its option pursuant to Section 4.7(f), UST shall not enter into a sublicense to the First UW IP with any third party.

(b) Reference is made to that certain Exclusive License Agreement as amended, dated May 7, 2003, by and between UST and UW (the “Second UW License Agreement”). UST agrees that,

in the event that, in connection with the development and/or commercialization of the HIFU System, Atricure desires to obtain a sublicense in, to and under any Intellectual Property which (a) is possessed by UST under the Second UW License Agreement and (b) relates to, or is useful in connection with, the Atricure Field (the “Second UW IP”), then, upon receipt of notice from Atricure, UST shall exercise its best efforts to negotiate and consummate such a sublicense of the Second UW IP with Atricure on commercially reasonable terms and conditions.

3.7 Modification of Licensed IP. Atricure has the right, at its sole discretion, to remove the Sonic/Keilman IP from the Licensed IP. Atricure will exercise its right in writing pursuant to Section 13.6. Such exercise will become effective on the date of notice.

3.8 Patent Marking. Atricure shall mark any HIFU Systems or Combination Products, or packaging pertaining thereto, made and sold by Atricure in the United States with an appropriate patent marking identifying the pendency of any U.S. Patent Application and/or any issued U.S. or foreign Patent forming any part of the Sonic/Keilman IP. All such products shipped or sold in other countries shall be marked in such a manner as to provide notice to potential infringers, pursuant to the Patent law and practice of the country of manufacture or sale, as appropriate.

ARTICLE 4

ROYALTIES

4.1. Royalties. In consideration for the License granted to Atricure under Article 3, Atricure shall pay to UST royalties and maintenance payments in accordance with this Article 4:

4.2. Royalty Percentage. Atricure shall, subject to Section 4.4, pay to UST a royalty (the “Royalty”) equal to:

(a) Four percent (4%) of Net Sales during the Royalty Term.

(b) Subsequent to the expiration of the Royalty Term, no Royalty or other such payments shall be due to UST or any other Person in connection with the sale of HIFU Systems or Combination Products.

4.3. Royalty Payments. Except as provided in this Agreement, all Royalty payments due hereunder shall be paid quarterly within thirty (30) days after the end of each calendar quarter. Each such payment shall be accompanied by a statement of the amount of Net Sales during such quarter and the amount of Royalties, if any, due thereon (each such statement being a “Royalty Statement”).

4.4. Royalty Cap. Notwithstanding any other provision hereof, in no event shall Atricure be obligated to pay to UST under this Agreement more than an aggregate of fifteen million dollars ($15,000,000) in Royalties.

4.5. Currency and Exchange Rates. All Royalty payments required under this Article 4 shall be made in United States dollars. Royalty payments on sales, or payments received, in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency as published in The Wall Street Journal (Western edition) on the last Business Day of each calendar quarter in which the sales occurred.

4.6. Audits. UST shall have the right to appoint an independent certified public accountant, reasonably acceptable to Atricure, to inspect the records of Atricure that are relevant to the determination of Net Sales. Atricure shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from UST, solely to verify the accuracy of the Royalty Statements and the correctness of the Royalty payments. UST agrees to hold, and to ensure that UST’s appointed accountant will hold, all such information learned in the course of any audit or inspection in confidence in accordance with the terms of Article 10. The results of each inspection shall be binding on the Parties, absent fraud or manifest error. UST shall pay for such audits and inspections, except that in the event that any such audit covering at least four (4) calendar quarters reveals that, during the period covered by the audit, Atricure paid to UST less than ninety percent (90%) of the aggregate amount of Royalties that were due to UST with respect to such period,

Atricure shall be obligated to reimburse UST for the reasonable out-of-pocket costs incurred by UST with respect to such audit.

4.7. License and Standstill Maintenance Payments. Atricure shall pay to UST license and standtsill maintenance payments (the “Maintenance Fees”) equal to:

(a) Between the Effective Date and April 1, 2006 one hundred percent (100%) of the amounts shown in Sections 4.7(a)(i) and 4.7(a)(ii), and thereafter a percentage equal to one divided by one plus the number of sublicenses granted by UST to the UW IP, of the amounts shown in Sections 4.7(a)(i) and 4.7(a)(ii) (with the Parties making appropriate financial adjustments between themselves from time to time to reflect increases, or decreases, in the number of outstanding sublicenses and the dates on which the sublicenses become effective). (For example since Atricure is the first sublicensee of the UW IP, the percentage is fifty percent (50%). If UST grants a second sublicense to the UW IP the percentage changes to thirty three percent (33%) and so on.

(i) The current annual license maintenance fees (in effect as of the Effective Date) due to UW arising under Section 6.2 of the First UW License Agreement, plus

(ii) The current minimum annual royalties (in effect as of the Effective Date) due by UST to UW arising under Section 6.5 of the First UW License Agreement, plus

(b) The current payments (in effect as of the Effective Date) due by UST to Sonic/Keilman under Section 5.1 of the Sonic/Keilman License Agreement.

(c) AtriCure shall pay only the Maintenance Fees that have accrued beginning July 1, 2005, and shall only pay Maintenance Fees during the unexpired term of the patents included in the Sonic/Keilman IP and patents included in the UW IP as the case may be.

(d) Subsequent to Atricure exercising, if at all, its right under Section 3.7 to remove the Sonic/Keilman IP from the Licensed IP, the Maintenance Fees otherwise payable under 4.7(b) are no longer due to UST or any other Person.

(e) UST shall render an invoice to Atricure for such Maintenance Fees which shall be due and payable by Atricure within thirty (30) days after the receipt thereof.

(f) Atricure has the right, at its sole discretion, to stop paying the Maintenance Fees provided for under Section 4.7(a). Atricure will exercise its right in writing pursuant to Section 12.6. Such exercise will become effective on the date of notice.

(g) Section 4.7 (a) shall become null and void on that date on which Atricure shall make its first Royalty payment under Article 4.

ARTICLE 5

OWNERSHIP, PROSECUTION AND MAINTENANCE OF INTELLECTUAL PROPERTY RIGHTS

5.1. Ownership. The Parties agree to the following ownership rights with regard to Intellectual Property:

(a) All Intellectual Property owned by a Party as of the Effective Date (such Party’s “Pre-Existing IPR”) shall continue to be owned by such Party.

(b) All inventions and discoveries generated or conceived, during the Term, exclusively by employees or consultants to one Party in connection with the performance of this Agreement shall be deemed to be owned solely by such Party (such inventions and discoveries being referred to as each Party’s “Solely-Created IPR”). The term “Atricure IPR” shall refer, collectively, to Atricure’s Pre-Existing IPR and Solely-Created IPR, and the term “UST IPR” shall refer, collectively, to UST’s Pre-Existing IPR and Solely-Created IPR.

(c) All inventions and discoveries generated or conceived, during the Term, jointly by the Parties in connection with the performance of this Agreement shall be collectively referred to as “Jointly-Created IPR”. All Jointly-Created IPR which relates, exclusively or primarily, to the Atricure IPR shall be deemed to be owned solely and exclusively by Atricure and all Jointly-Created IPR which relates, exclusively or primarily, to the UST IPR shall be deemed to be owned solely and exclusively by UST.

(d) To the extent not inconsistent with this Agreement, inventorship issues shall be determined in accordance with U.S. patent laws.

5.2. Disclosure. During the Term, each Party shall submit a reasonably detailed written report to the other Party within sixty (60) days after the end of each calendar quarter describing any inventions or discoveries which, to its knowledge, arose during the prior quarter in connection with the performance of this Agreement (any such written report being an “IPR Notice”).

5.3. Patent Applications.

(a) Costs. Each Party shall, except as otherwise provided below, solely bear the costs of preparing, filing, prosecuting and maintaining (or causing to be prepared, filed, prosecuted, and maintained) (collectively, “Prosecuting”) Patent Applications and Patents associated with its Solely-Created IPR and all Jointly-Created IPR owned by it.

(b) Acquisition Notices. Within one hundred twenty (120) days after giving an IPR Notice to the other Party, the party giving such notice shall give to the other Party a subsequent notice indicating whether or not such party elects to Prosecute a United States Patent Application on any of its Jointly-Created IPR or Solely-Created IPR disclosed therein. In the event that it shall be more likely than not that a reasonable United States patent attorney would deem such Solely-Created IPR or Jointly-Created IPR to be patentable in the United States, and such Party shall (i) fail, within such time period, to give notice indicating its election to Prosecute such a Patent Application (a “Prosecution Notice”) or (ii) timely give such notice but thereafter fail, in a material respect, to diligently Prosecute such Patent Application or any resulting Patent, the other Party shall have the right, exercisable by written notice (the “Acquisition Notice”), to acquire such Solely-Created IPR or Jointly-Created IPR. A Party receiving an Acquisition Notice shall execute and deliver such documents, and do and perform all such other acts and things, as shall be reasonably necessary to cause title to the relevant Solely-Created IPR or Jointly-Created IPR (along with any related Patents or Patent Applications) to be assigned and conveyed to the other Party or to enable the other Party to Prosecute any such related Patent or Patent Application. For purposes of this Section 5.3(b), a party shall not be deemed to have failed, in a material respect, to diligently Prosecute a Patent Application or Patent unless the other Party shall have notified such party of such failure, and such Party shall have failed, within thirty (30) days, to substantially cure the same or unless it shall have failed, prior to the date falling six (6) months after giving a Prosecution Notice, to commence, in a significant and meaningful way, such Prosecution.

5.4. Infringement Action by the Parties.

(a) Notice. Upon learning of any infringement of the Licensed IP, whether or not in connection with, or relating to, the rights granted to Atricure under this Agreement, Atricure or UST, as the case may be, shall promptly provide notice to the other Party in writing of said infringement and shall supply the other Party with all material evidence possessed by the notifying Party pertaining to said infringement. The date on which any such notice of infringement is given to the other Party shall be referred to as the “Infringement Notice Date.”

(b) Infringements Affecting Atricure Field. In the event that such infringement primarily relates to or affects the Atricure Field:

(i) First Right. Atricure shall have the first right, but not the obligation, to file suit, at its own expense, against any such infringing party.

(ii) Secondary Right. In the event that Atricure (A) fails to commence, within ninety (90) days after the Infringement Notice Date, a lawsuit regarding such infringement or (B) commences a lawsuit during such period but thereafter fails to continue to vigorously prosecute such lawsuit, UST shall have the right, but not the obligation, to prosecute such a lawsuit at its own expense.

(c) Other Infringement. In the event that such infringement does not primarily relate to or affect the Atricure Field:

(i) First Right. UST or its designee shall have the first right to file suit, at its own expense, against any such infringing party.

(ii) Secondary Right. In the event that UST (A) fails to commence, within ninety (90) days after the Infringement Notice Date, a lawsuit regarding such infringement or (B) commences a lawsuit during such period but thereafter fails to continue to vigorously prosecute such lawsuit, Atricure shall have the right, but not the obligation, to prosecute such a lawsuit at its own expense.

(d) Cooperation; Joinder.

(i) Control. The Party undertaking the abatement and enforcement actions under this Section 5.4 shall have the right to control such action.

(ii) Cooperation. Each Party shall cooperate, in all reasonable respects, with the other Party in any lawsuit brought by the other Party in accordance with this Section 5.4.

(iii) Information. The controlling party shall, on a continuous basis, (A) keep the other Party apprised of all material aspects thereof and consult with the other Party concerning the conduct thereof; and (B) forward to the other Party any and all material documents (including, but not limited to, pleadings, interrogatories, deposition transcripts and communications), relating to the lawsuit, as may be requested by the other Party (except to the extent that the same would involve a waiver of the attorney-client privilege with respect to the material so requested).

(iv) Counsel. The other Party shall have the right, at its expense, to employ separate counsel and fully participate in (but not control) the conduct of the lawsuit.

(v) Compulsory Joinder. The controlling Party shall have the right to cause the other Party to join (i.e, become a party to) any lawsuit contemplated by this Section 5.4 provided that (A) the joinder of the other Party is mandatory in order for the claims being asserted by the controlling Party to proceed under applicable Law and (B) the controlling party shall promptly reimburse the party so joined for all its reasonable and documented out-of-pocket costs incurred in connection with participating as a party to such lawsuit.

(vi) Voluntary Joinder. The non-controlling Party shall, in addition, have the right to join any lawsuit contemplated by this Section 5.4 as a party thereto, and to participate accordingly.

(e) Settlement. The Party controlling any action described in this Section 5.4 may not settle or consent to an adverse judgment without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld).

(f) Damages.

(i) Definitions. For purposes of this Agreement:

(A) “Infringement Costs” shall mean any out-of-pocket expenses (including attorneys’ fees) incurred by the controlling Party in connection with any action referred to in Section 5.4(b) or 5.4(c);

(B) “Infringement Damages” shall mean any amounts representing compensation for lost sales, royalties or profits, or any other damages, incurred by a Party as a result of infringement of its rights relating to the Licensed IP.

(ii) Allocation. Unless otherwise mutually agreed by the Parties, and subject to the respective indemnity obligations of the Parties set forth in Article 11, all monies recovered upon the final judgment or settlement of any action described in Section 5.4(b) or 5.4(c) shall be allocated:

(A) first, to reimburse the controlling Party for its Infringement Costs relating to the action;

(B) second, to the parties to the action (i.e., Atricure and/or UST, as the case may be), on a pro rata basis (if there shall have been more than one party to the action) to the extent of (and with such proration based upon) any Infringement Damages incurred by them as a result of the infringement (provided, however, that if a party shall have been joined in the action pursuant to Section 5.5(d)(v), it shall be credited under this Section 5.4(f)(ii)(B) only for any Infringement Damages in excess of any out-of-pocket costs reimbursed to such Party by the other Party under Section 5.4(d)(v)); and

(C) third, to the controlling Party

5.5. Infringement Actions by Third Parties.

(a) Notice. Each Party shall notify the other Party promptly in writing of any Claim of infringement of any Intellectual Property which is threatened, made or brought against either Party, or any of its Sublicensees, by any Third Party by reason of either Party’s performance of its obligations under this Agreement or the manufacture, use or sale of devices using HIFU technology (any such Claim being an “IP Claim” and any such notice being an “IP Claim Notice”).

(b) Atricure Right to Defend. In the event that a Third Party commences an IP Claim against Atricure or any of its Sublicensees, Atricure shall have the right to conduct and control, through counsel of its choosing, the defense and/or settlement (collectively, the “Defense”) of such IP Claim, and in any such case UST shall cooperate in all reasonable respects in connection therewith.

(c) UST Counsel. UST shall nevertheless have the right to employ counsel separate from counsel employed by Atricure in any such action and to fully participate in (but not control) the Defense thereof, but the fees and expenses of such counsel employed by UST, and of such participation, shall be at the expense of UST.

(d) Settlements. In connection with any IP Claim, Atricure will not enter into any settlement thereof, or consent to the entry of any judgment thereon, without the prior written consent of UST, which shall not be unreasonably withheld.

(e) Allocation of Economic Burden. The Parties shall share equally the amount of (i) any and all costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Atricure in connection with Atricure’s Defense of an IP Claim, and (ii) any and all sums paid or payable by Atricure in connection with any judgment or settlement arising out of an IP Claim.

5.6. Third Party Licenses.

(a) Third Party Licenses. If in the written opinion of outside patent counsel to Atricure, Atricure (or any Sublicensee) cannot engage in the development, manufacture, use or sale, as appropriate, of the HIFU Systems in the Atricure Field without infringing one or more Patents that have issued to a Third Party or (ii) in connection with any settlement of an IP Claim described in Section 5.5, a license is proposed to be obtained from the Third Party plaintiff(s), then Atricure shall have the first right, but not the obligation, to negotiate and enter into (in its own name) a/the license from the relevant Third Party (any such license being a “Third Party License”).

(b) UST Notice. Atricure shall promptly notify UST of the execution and delivery of any Third Party License.

(c) Allocation of Economic Burden.

(i) Fees. For purposes hereof, all milestone, license, sublicense, royalty and other such costs and fees paid by Atricure in connection with the exercise of its rights under any Third Party License shall be collectively referred to as “Third Party License Fees.”

(ii) Invoices. Subject to the last sentence of this Section 5.6(c)(ii), the Parties shall equally share the amount of any and all Third Party License Fees. Within thirty (30) days after the end of any calendar quarter during which Atricure shall have incurred any Third Party License Fees, it shall render to UST an invoice for UST’s portion thereof. Each such invoice shall be accompanied or preceded by reasonably-detailed back-up documentation relating to the amounts so invoiced, including all relevant back-up invoices from Third Parties. Each such invoice which shall be consistent with the terms of this Agreement shall be due and payable within forty-five (45) days after the receipt thereof by UST. Notwithstanding any of the foregoing, in no event shall any invoice submitted by Atricure under this Section 5.6(c)(ii) with respect to any calendar quarter be for an amount greater than one percent (1%) of Net Sales during such calendar quarter.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF UST

UST hereby makes the representation and warranties below:

6.1. General.

(a) Organization. UST is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. UST has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated under this Agreement, to perform its other obligations under this Agreement and to grant the licenses and other rights to Atricure under this Agreement.

(b) Valid and Binding Agreement. All acts and approvals required to be taken by or on the part of UST (corporate or otherwise) necessary to enter into this Agreement, consummate the transactions contemplated by this Agreement, perform its obligations under this Agreement and to grant the licenses and other rights under this Agreement have been duly and properly taken by UST. This Agreement has been duly and validly executed and delivered by UST, and is the legal, valid and binding obligation of UST, enforceable against UST in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) No Violation, Etc. The execution and delivery of this Agreement by UST, the consummation by it of the transactions contemplated by this Agreement, the grant by it of the licenses and other rights under this Agreement (and Atricure’s exercise thereof) and the performance by it of its obligations under this Agreement does not, and will not at all relevant times, (i) violate or conflict with any provision of the articles of organization of UST, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which UST is a party or by which any of UST’s properties or assets is subject, or (iii) result in a violation by UST of any Law to which UST or any of its properties or assets are subject.

(d) Consents and Approvals; Transfer. No permit, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or other Third Party is or will be necessary to be made or obtained by UST in connection with (i) the execution and delivery by UST of this Agreement, (ii) the consummation by it of the transactions contemplated under this Agreement, (iii) the grant of the License or other rights to Atricure under this Agreement or (iv) the performance by UST of its obligations under this Agreement.

(e) Litigation. There is no litigation, proceeding, investigation, arbitration or claim pending, or, to UST’s knowledge, threatened against UST, and there is, to UST’s knowledge, no reasonable basis for any such action, which affects in whole or in part UST’s ability to grant the License or other rights hereunder or to consummate the transactions contemplated by this Agreement or the performance of UST’s obligations hereunder.

6.2. UST IP.

(a) Owner. UST is the sole and exclusive owner of all right, title and interest in and to each item of Intellectual Property included in the UST IP, free and clear of all Liens.

(b) Infringement. To the knowledge of UST, the exercise by Atricure of its rights under this Agreement with respect to the UST IP shall not constitute an infringement of the Intellectual Property rights of any Person.

(c) Claims. No Person has asserted a Claim, or to UST’s knowledge threatened to assert a Claim, against UST alleging that the exploitation by UST of any of the UST IP would constitute an infringement of any Intellectual Property rights of any Person, and UST is unaware of any basis for any such Claim.

(d) Challenges. To the knowledge of UST, (i) there are no outstanding challenges, by any Person, to the validity of the UST IP and (ii) there are no pending interference, opposition or similar proceedings, or any threats to commence any such proceedings, before any Governmental Entity in regard to any Patents included in the UST IP.

(e) Third Party Infringement. To the knowledge of UST, no Person is engaging in any activities which constitute, or which UST believes may constitute, infringement of UST’s rights in the UST IP.

(f) Full Force and Effect. Each of the Patents included in the UST IP is currently in full force and effect, and all filing and maintenance fees with respect thereto which have become due and payable have been paid in full.

(g) Exclusive Right. UST has the exclusive right to grant to Atricure the license of the UST IP granted under this Agreement.

(h) Personnel. All present and former UST personnel, including employees, agents, consultants and contractors, who have had access to, or have contributed to or participated in the conception and development of, the UST IP have either (i) executed written agreements with UST that have accorded UST full, effective, exclusive and original ownership of such UST IP or (ii) executed appropriate instruments of assignment in favor of UST, as assignee, that have conveyed to UST full, effective and exclusive ownership of such UST IP. UST warrants that it shall ensure that the preceding representation remains true and correct throughout the Term of this Agreement.

6.3. Sonic/Keilman IP.

(a) Infringement. To the knowledge of UST, the exercise by Atricure of its rights under this Agreement with respect to the Sonic/Keilman IP shall not constitute an infringement of the Intellectual Property rights of any Person.

(b) Claims. No Person has asserted a Claim, or to UST’s knowledge threatened to assert a Claim, against UST alleging that the exploitation by UST of any of the Sonic/Keilman IP would constitute an infringement of any Intellectual Property rights of any Person, and UST is unaware of any basis for any such Claim.

(c) Challenges. To the knowledge of UST, (i) there are no outstanding challenges, by any Person, to the validity of the Patents included in the Sonic/Keilman IP and (ii) there are no pending interference, opposition or similar proceedings, or any threats to commence any such proceedings, before any Governmental Entity in regard to any of such Patents.

(d) Third Party Infringement. To the knowledge of UST, no Person is engaging in any activities which constitute, or which UST believes may constitute, infringement of UST’s rights in the Sonic/Keilman IP.

(e) Full Force and Effect. To the knowledge of UST, each of the Patents included in the Sonic/Keilman IP is in full force and effect, and all filing and maintenance fees with respect thereto which have become due and payable have been paid in full.

(f) Exclusive Right. UST has the exclusive right to grant to Atricure the sublicense of the Sonic/Keilman IP granted under this Agreement.

6.4. Sonic/Keilman License Agreement.

(a) True Copy. UST has delivered to Atricure a true and correct copy of the Sonic/Keilman License Agreement, including all amendments thereto.

(b) No Default. Each of UST and, to UST’s knowledge, Sonic/Keilman has performed all material obligations required thereunder to be performed by it to date, and is not in default or breach under the UW License Agreement;

(c) Duly Authorized. The Sonic/Keilman License Agreement has been duly authorized, executed and delivered by UST and constitutes the legal, valid and binding obligation of UST, enforceable against UST in accordance with its terms, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles.

(d) Sonic/Keilman Authorization. UST has no knowledge that the Sonic/Keilman License Agreement has not been duly authorized, executed or delivered by Sonic/Keilman, or does not constitute the legal, valid and binding obligation of Sonic/Keilman, enforceable against Sonic/Keilman in accordance with its terms, except as such enforceability may be affected by laws affecting creditors’ rights generally and general equitable principles.

(e) No Conflict. The execution, delivery and performance of this Agreement by UST does not (with or without the giving of notice, the passage of time or both) cause a termination under, or give rise to a right on the part of Sonic Concepts Inc. or George W. Keilman to terminate or modify, the Sonic/Keilman License Agreement.

6.5. Disclaimer of Warranties. EXCEPT AS PROVIDED IN THIS ARTICLE 6, UST DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE. EXCEPT AS PROVIDED IN THIS ARTICLE 6, THERE IS NO WARRANTY AGAINST INTERFERENCE WITH ATRICURE’S ENJOYMENT OF THE LICENSED IP OR HIFU SYSTEM OR AGAINST INFRINGEMENT.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF ATRICURE

Atricure hereby makes the representation and warranties below:

7.1. Organization. Atricure is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Atricure has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

7.2. Valid and Binding Agreements. All acts and approvals required to be taken by or on the part of the Atricure (corporate or otherwise) necessary to consummate the transactions contemplated by this Agreement have been duly and properly taken by Atricure. This Agreement has been duly and validly executed and delivered by Atricure, and is the legal, valid and binding obligation of Atricure enforceable against Atricure in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

7.3. No Violation, Etc. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Atricure with any of the provisions hereof (a) violates or conflicts with any provision of the articles of organization or operating agreement of Atricure, (b) violates, or conflicts with, or results in a breach of any provision of, or constitutes a default (or gives rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement, lease, instrument, obligation, understanding or arrangement to which Atricure is a party or any of Atricure’ properties or assets is subject, or (c) violates any applicable Law.

7.4. Consents and Approvals. No permit, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or Third Party is or will be necessary to be made or obtained by Atricure in connection with the execution and delivery by Atricure of this Agreement or the consummation by it of the transactions contemplated under this Agreement.

ARTICLE 8

TERM OF THE AGREEMENT

This Agreement shall become effective on the Effective Date and shall continue in effect unless and until terminated pursuant to Article 9.

ARTICLE 9

TERMINATION

9.1. By Either Party For Breach. In the event that (a) Party shall materially breach the Agreement, (b) the other Party shall give a notice to such Party which describes such breach in reasonable detail and demands that such breach be cured (the “Cure Notice”) and (c) the breaching Party shall fail to cure such breach within forty-five (45) days after the date on which the Cure Notice shall have been given, then the non-breaching Party shall have the right to terminate this Agreement immediately upon notice to the breaching Party.

9.2. By Atricure Prior to Target Completion Date.

(a) Notice. Notwithstanding any other provision of this Agreement, Atricure shall have the right, exercisable by the giving of notice to UST at any time prior to the Target Completion Date, to terminate this Agreement in its entirety (such notice being the “Optional Termination Notice” and the date on which such notice shall, if at all, be given being the “Optional Termination Notice Date”). For the removal of doubt, from and after the Optional Termination Notice Date, this Agreement shall be deemed terminated, and Atricure shall not be obligated to make any further payments to UST hereunder, of whatsoever kind or nature (other than the payment referred to in Section 9.2(b) and debts which shall already have accrued).

(b) Promissory Note. Contemporaneously with the execution and delivery hereof, Atricure has executed and delivered to UST a demand promissory note, in the form attached hereto as Schedule 4, in the amount of one hundred thousand dollars ($100,000). As provided in such promissory note, UST shall be entitled to demand payment under such promissory note at any time on or after the Optional Termination Notice Date.

(c) Deemed Optional Termination. In the event that Atricure fails to make any monthly installment called for under Section 2.2(a)(ii) on or before the date on which it is required hereunder to be paid, UST shall have the right to give a notice to Atricure requesting that such payment be made (the date of the giving of any such notice being the “Installment Request Date”). In the event that Atricure fails, within fifteen (15) days after the Installment Request Date, to pay to UST the relevant installment (the “Unpaid Installment”), Atricure shall be deemed for all purposes of this Agreement to have given an Optional Termination Notice to UST on such 15th day, and, accordingly, (i) such 15th day shall be deemed to be the Optional Termination Notice Date and (ii) the provisions of Section 9.2(a) shall apply in all respects. For the removal of doubt, on and after the Optional Termination Notice Date, Atricure shall no longer be obligated to pay the Unpaid Installment, and Atricure shall not be liable to UST for any damages for failure to pay the Unpaid Installment (other than the payment referred to in Section 9.2(b) and debts which shall have already accrued.).

9.3. By Atricure Subsequent to Target Completion Date. Notwithstanding any other provision of this Agreement, Atricure shall have the right, exercisable by the giving of notice to UST at any time subsequent to the Target Completion Date, to terminate this Agreement in its entirety (such notice being the “Subsequent Termination Notice” and the date on which such notice shall, if at all, be given being the “Subsequent Termination Notice Date”). For the removal of doubt, from and after the Subsequent Termination Notice Date, this Agreement shall be deemed terminated, and Atricure shall not be obligated to make any further payments to UST hereunder, of whatsoever kind or nature, other than debts which shall already have accrued.

9.4. Failure to Pursue Commercialization. This Agreement shall be subject to termination in accordance with the following:

(a) 510(k). In the event that Market Clearance of the HIFU System in the U.S. shall require the filing and prosecution of a 510(k) with the FDA, UST shall have the right to terminate this Agreement in the event that the First Commercial Sale of the HIFU System shall not have occurred on or prior to the date falling three (3) years after the date on which UST shall have completed, in accordance with this Agreement, the performance of the Development Services (such date being the “Third Anniversary”). In the event that UST shall have the right so to terminate this Agreement, such right shall be exercisable only by the giving of notice to Atricure to such effect, and such notice shall not be valid unless given on or before the date falling thirty (30) days after the Third Anniversary.

(b) PMA. In the event that Market Approval of the HIFU System in the U.S. shall require the filing and prosecution of a PMA with the FDA, UST shall have the right to terminate this Agreement in the event that Atricure shall not have filed a related IDE with the FDA on or before the Third Anniversary. In the event that UST shall have the right so to terminate this Agreement, such right shall be exercisable only by the giving of notice to Atricure to such effect, and such notice shall not be valid unless given on or before the date falling thirty (30) days after the Third Anniversary.

ARTICLE 10

CONFIDENTIALITY

10.1. General. During the course of performing their obligations under this Agreement, it is anticipated that UST and Atricure may each learn confidential and proprietary information, whether oral, written or electronically encoded (“Confidential Information”) which is the property of the other. The Party supplying such Confidential Information (“Disclosing Party”) shall mark all written materials deemed to contain Confidential Information, and shall provide a written summary of any orally or visually presented Confidential Information, which shall also be marked “Confidential Information” within thirty (30) days of disclosure or presentation of such information to the other Party.

10.2. Disclosure and Use. A Party which receives Confidential Information (“Receiving Party”) covenants and agrees that neither it nor any of its Affiliates, subsidiaries, divisions, directors, officers, employees, agents, independent contractors or other organizations or persons over which it has control (collectively, its “Representatives”) will: (a) directly or indirectly use any Confidential Information for any purpose which is not permitted hereunder, or (b) disseminate or disclose any of the Confidential Information to any person or persons who do not need to have knowledge of the Confidential Information in the course of their employment with Receiving Party (and then only to the extent that such employment relates to exercising the Receiving Party’s rights, or fulfilling the Receiving Party’s obligations, under this Agreement), without the express prior written consent of the Disclosing Party.

10.3. Certain Exceptions. The Parties’ obligations under this Agreement shall not apply to any Confidential Information which:

(a) is or becomes publicly known without the wrongful act or breach of this Agreement by the Receiving Party (each party acknowledging that any actions of its Representatives which are inconsistent with the terms of this Article 10 will be deemed to be a breach by such Party);

(b) is independently developed by the Receiving Party without the benefit or use of the disclosed Confidential Information;

(c) is already known to the Receiving Party at the time of disclosure (so long as the Receiving Party rightfully received such Confidential Information from a Third Party who was not under any obligation of confidentiality to the Disclosing Party);

(d) is, subsequent to disclosure by the Disclosing Party, rightfully received by the Receiving Party from a Third Party who is not under any obligation of confidentiality to the Disclosing Party.

10.4. Legal Compulsion. If disclosure of Confidential Information is required by court order or governmental requirements, regulations, or investigations, the Party being required to disclose the other

Party’s Confidential Information shall (a) prior to such disclosure, notify the other Party in a timely fashion to allow that Party to take the necessary steps to seek a protective order or other appropriate remedy, including redaction, or to take any other necessary actions to maintain the confidentiality of this Confidential Information, (b) whenever possible, request confidential treatment of the Confidential Information and (c) disclose only so much of the Confidential Information which it is legally compelled to disclose. If disclosure, to a Governmental Entity, of Confidential Information of UST by Atricure is required for securing a regulatory approval necessary for Atricure to exercise its rights under this Agreement, Atricure may, to the extent necessary (and subject to compliance with the foregoing provisions of this Section 10.4, to the extent reasonably feasible), disclose such Confidential Information for the sole purpose of securing such regulatory approval, or to otherwise comply with Law; provided that Atricure shall take all reasonable steps to limit disclosure of the Confidential Information (except as otherwise provided above in Section 10.3) and to otherwise maintain the confidentiality of the Confidential Information in accordance with this Article 10.

ARTICLE 11

INDEMNIFICATION

11.1. Indemnification by UST. UST will indemnify and hold harmless Atricure and its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Atricure Indemnified Parties”), against any losses, damages, costs and expenses, including reasonable attorneys fees and expenses (regardless whether incurred in connection with a Claim involving UST or a Third Party), arising out of any breach of any of UST’s representations, warranties, agreements or covenants under this Agreement.

11.2. Indemnification by Atricure. Atricure will indemnify and hold harmless UST and its Affiliates, and their respective directors, officers, employees and agents (collectively, the “UST Indemnified Parties”), against any losses, damages, costs and expenses, including reasonable attorneys fees and expenses (regardless whether incurred in connection with a Claim involving Atricure or a Third Party), arising out of any breach of any of Atricure’ representations, warranties, agreements or covenants under this Agreement.

11.3. Survival. All representations and warranties made by the Parties herein shall survive the execution and delivery hereof.

11.4. Sole Remedy. The Parties agree that, except for any equitable relief obtainable under the provisions of Article 10 or Section 3.4(c), the indemnification provisions of this Article 11 constitute the sole remedy for any and all breaches of the representations, warranties, covenants and agreements contained in this Agreement.

11.5. Exclusion and Disclaimer of Certain Damages. EXCEPT AS PROHIBITED BY LAW, AND EXCEPT WITH RESPECT TO THE BREACH, BY EITHER PARTY, OF ITS OBLIGATIONS OF CONFIDENTIALITY UNDER ARTICLE 10, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (OR TO ANY OTHER PARTIES ENTITLED TO INDEMNITY UNDER SECTION 11.1 OR 11.2) FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR “LOST PROFITS” OR “LOST REVENUE”), REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION PRODUCT LIABILITY OR NEGLIGENCE), OR FOR ANY PUNITIVE DAMAGES, IN CONNECTION WITH OR ARISING UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS EXCLUSION AND LIMITATION SHALL NOT APPLY TO REASONABLE ATTORNEYS FEES AND EXPENSES, WHICH SHALL BE RECOVERABLE IN ACCORDANCE WITH THE TERMS OF SECTIONS 11.1 AND 11.2. THIS EXCLUSION AND LIMITATION SHALL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

11.6. Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, Atricure agrees that the total, cumulative liability of UST under this Agreement, whether in contract (including any provision of this Agreement), tort or otherwise, shall be limited to and shall not exceed fifty percent (50%) of the Royalty paid by Atricure to UST under Section 4.2(a) of this Agreement. UST’s limitation of liability under this Section 11.6 is cumulative, with all UST’s payments to Atricure being aggregated to determine satisfaction of the limit. Similarly, Atricure’s right to receive payment (e.g., of damages or other sums) shall also be cumulative inasmuch as Atricure shall be given “credit” hereunder for all Royalties, regardless when paid. For example, in the event that UST incurs a liability to Atricure which, by virtue of the 50% limitation, it is not obligated to pay at that time, it will thereafter become obligated to pay such liability in the event and to the extent that it receives further Royalty payments from Atricure in the future. The existence of claims or suits will not enlarge or extend the limit. Atricure releases UST from all obligations, liability, claims or demands in excess of the limitation. This exclusion and limitation will apply even if any remedy fails of its essential purpose. The Parties acknowledge that the other parts of this Agreement rely upon the inclusion of this Section 11.6.

ARTICLE 12

GENERAL MATTERS

12.1. Publicity. Unless expressly approved in advance and in writing by the other Party or as otherwise required by applicable Law, neither Party shall make any reference to the other Party or to the subject matter of this Agreement in any publicity, advertising or other public statements or documents.

12.2. Relationship of Parties. The relationship of the Parties will be that of independent contractors. Neither Party will have the right to bind, represent or act for the other Party. The Parties will have no agency, partnership, joint venture or fiduciary duties to each other.

12.3. Expenses. Except as otherwise expressly provided herein, each Party to this Agreement shall pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated herein.

12.4. Amendment; Modification. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by each Party.

12.5. Entire Agreement; No Waiver. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof and all prior understandings between the Parties relating thereto are superseded by this Agreement. Waiver by either Party of any default by the other will not be deemed a waiver by such Party of any default by the other that may thereafter occur.

12.6. Notices. All notices given under this Agreement shall be in writing and may be delivered (a) by hand, (b) by United States mail, certified or registered, return receipt requested, (c) by overnight courier service, or (d) by facsimile transmission. Notices shall be deemed to have been given and received on the date of actual receipt (or, if delivery is refused, on the first date of tender). All notices shall be sent to the addresses and facsimile numbers set forth below (or to such address or facsimile number as the receiving Party may specify from time to time in accordance with this Section 12.6):

If to Atricure:	If to UST:

Atricure, Inc.	UST, Inc.
6033 Schumacher Park Drive	528 18th Avenue
West Chester, Ohio 45069	Seattle, Washington 98122
Attention: David J. Drachman	Attention: President
Facsimile: (513) 644-1358	Facsimile: (206) 758-7805

With a copy to:	With a copy to:

Lowell S. Lifschultz	Joseph P. Whitford, Esq
Epstein Becker & Green, P.C.	Davis Wright Tremaine LLP
250 Park Avenue, 12th Floor	2600 Century Square 1501 Fourth Avenue
New York, New York 10177	Seattle, WA 98101-1688.
Facsimile: (212) 878-8725	Facsimile No.: (206) 903-3894

12.7. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any rights or obligations hereunder, may be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that either Party may assign and/or delegate any of its rights or obligations hereunder to any Person which shall, by sale of assets, merger or otherwise, have acquired all of its assets (not including cash, cash equivalents or real property) which relate, in any material respect, to this Agreement (any transaction described above being a “Qualified Transfer”). Any purported assignment of rights or obligations which is inconsistent with the terms of this Section 12.7 shall be void ab initio. No delegation of duties shall release the delegating party from its obligations hereunder.

12.8. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict-of-law rules thereof. The Parties hereby submit to the jurisdiction of the State and Federal Courts located within the City of Chicago, Illinois, and agree that any litigation between the Parties arising out of this Agreement shall be commenced and adjudicated only in such courts. If any portion of this Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, such portion shall be deleted and all other terms and conditions of this Agreement shall remain in full force and effect and shall be interpreted to achieve, to the greatest extent possible, the objectives of this Agreement taken as a whole, including the illegal, invalid or unenforceable provision.

12.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument. Any such counterpart may be delivered by means of a facsimile transmission.

12.10. No Third Party Beneficiaries. Except as provided in Article 11, nothing in this Agreement is intended to create any rights in or on behalf of any other Person and no other Person will be construed to be a third party beneficiary of this Agreement or otherwise have any legal or equitable rights as a result of this Agreement.

12.11. Further Assistance. Each Party hereto shall use all commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose each Party, at the request of the other Party, and without further consideration, at or after the Effective Date shall, unless otherwise specifically provided in this Agreement, execute and deliver or cause to be executed and delivered, to the other Party such deeds, assignments, bills of sale, consents and other instruments as the other Party may reasonably request to implement or reflect the provisions of this Agreement. Upon request by Atricure, UST shall provide Atricure with such reasonable assistance and information as may be necessary or appropriate for Atricure to obtain regulatory approvals necessary for the commercial manufacture, use or sale of the HIFU Systems.

12.12. Survival of Obligations. Notwithstanding any other provision of this Agreement, the obligations of the Parties under Sections 5.3, 5.4, 5.5, 5.6, Article 10, Article 11 and Article 12, as well as the obligation to pay any Royalty which shall have accrued, shall survive the expiration or other termination of this Agreement.

12.13. Equitable Relief. Each Party hereby acknowledges and agrees that a breach by it of the provisions of Article 10 or Section 3.4(c) shall cause irreparable harm to the other Party. In the event of a breach, or a threatened breach by a Party of the terms of Article 10 or Section 3.4(c), the other Party shall be entitled to seek equitable relief restraining, or enjoining, the Party threatening to breach, or breaching, such provision.

[signature page immediately following]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ATRICURE, INC.

By:	/s/ David Drachman

Name:	David Drachman

Title:	President

UST, INC.

By:	/s/ Eugene A. Larson

Name:	Eugene A. Larson

Title:	President

The undersigned have executed this Agreement

for the sole purpose of becoming bound by the

provisions of Section 3.4(c) and Section 12.13

(to the extent relevant to Section 3.4(c)):

/s/ Yu-Chi Chu
Yu-Chi Chu

/s/ Lawrence C. Crum
Lawrence C. Crum

/s/ Perry Kaminski
Perry Kaminski

/s/ Eugene Larson
Eugene Larson

CKL, LLC

By:	Eugene Larson

Title:	Partner

By:	/s/ Lawrence C. Crum

Title:	Partner

By:	/s/ Perry Kaminski

Title:	Partner

SCHEDULE 1

DEFINED TERMS

“Account” shall mean such bank or similar account as UST shall designate to Atricure from time to time by notice given in accordance with this Agreement.

“Affiliate” means, with respect to a Party, any Person that Controls, is Controlled by or under common Control with such Party.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Atricure Field” shall include the following: (a) cardiac cauterization by the application of ultrasound to cardiac tissue to create a lesion, scar or partial necrosis in order to ablate, block or delay electrical conduction in such tissue; (b) making connecting lesions between anatomical structures including connecting lesions to the mitral valve; and (c) reducing the size of cardiac structures; provided, however, that the Atricure Field shall be deemed not to include: (i) the treatment of cardiac disease from the esophagus, (ii) any treatment or diagnosis accomplished by placing the treatment device (i.e., transducer) on the surface of the body, or (iii) the treatment of cardiac valve leaflets, or their supporting structures, with HIFU.

“Atricure Indemnified Parties” shall have the meaning ascribed to it in Section 11.1.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) any day on which the Federal Reserve Bank in New York City shall be closed for business.

“Claims” means claims, causes of action and lawsuits of every nature and description.

“Combination Product” shall mean any subject matter (including but not limited to products and processes), sold as a unit and at a single price, which contains a HIFU System as a component thereof and one or more other components not constituting HIFU System(s).

“Confidential Information” has the meaning set forth in Section 10.1.

“Control” means the ability to direct, or cause the direction of, the general management and policies of an entity, whether by vote, contract or otherwise.

“Copyrights” means all (a) U.S. and foreign copyrights and all other similar or related rights, whether statutory or arising under common law, (b) all copyright applications and registrations, and certificates of copyright pertaining thereto, including but not limited to, copyright registrations and applications, and (c) any extensions and renewals of any of the foregoing.

“Defense” shall have the meaning ascribed thereto in Section 5.2.

“Development Plan” shall have the meaning ascribed thereto in Section 2.1(a).

“Development Consideration” shall have the meaning ascribed thereto in Section 2.2.

“Development Services” shall have the meaning ascribed to it in Section 2.1(a).

“Disclosing Party” shall have the meaning ascribed to it in Section 10.1.

“Effective Date” shall mean the date of this Agreement as set forth in the Preamble; provided, however, that if the date on which this Agreement is fully executed and delivered shall occur after the date falling seven (7) days after (but not including) the date set forth in the Preamble, the term “Effective Date” shall mean the actual date on which this Agreement shall have been fully executed and delivered.

“FDA” shall mean the U.S. Food and Drug Administration, and any successor agency.

“First Commercial Sale” shall mean the first sale of a HIFU System by Atricure to a Third Party for use in connection with the treatment of the general public.

“510(k)” shall mean a 510(k) Notification for Clearance, filed with the FDA.

“GAAP” means United States Generally Accepted Accounting Practices, consistently applied.

“Governmental Entity” shall mean any federal, national, foreign, state, municipal, local or territorial (a) government or governmental department, commission, board, bureau, agency, regulatory authority or instrumentality or (b) court or similar judicial authority.

“HIFU System” means a complete “turn-key” HIFU system, meeting the Specifications, designed to form transmural cardiac lesions on the epicardial surface of a beating human heart as a means of providing a minimally invasive surgical ablation of atrial fibrillation.

“IDE” shall mean an investigational device exemption filed with the FDA in connection with a related PMA.

“Infringement Costs” shall have the meaning ascribed to it in Section 5.4.

“Infringement Damages” shall have the meaning ascribed to it in Section 5.4.

“Infringement Notice Date” has the meaning ascribed to it in Section 5.4.

“Intellectual Property” means, collectively, Technology and Trade Secrets, Patents and Copyrights.

“IP Claim” shall have the meaning ascribed thereto in Section 5.5.

“Jointly-Created IPR” shall have the meaning ascribed thereto in Section 5.1

“Laws” means all laws, rules and regulations of any Governmental Entity.

“License” shall mean, collectively, subject to Section 3.7, the licenses granted to Atricure under Sections 3.1(a) and 3.1(b).

“Licensed IP” shall have the meaning ascribed thereto in Section 3.1(c).

“Licensed Patents” shall mean, collectively, all Patents included in the Licensed IP.

“Lien” means any mortgages, security interests, liens, encumbrances and charges of any kind or nature.

“Market Approval” shall mean, with respect to the HIFU System (in the event that a PMA is required), such final approval(s) and clearance(s) from such Governmental Entities as may be required by applicable Laws to permit the general sale and commercialization of the HIFU System.

“Market Clearance” shall mean, with respect to the HIFU System (in the event that a 510 (k) is required), such final approval(s) and clearance(s) from such Governmental Entities as may be required by applicable Laws to permit the general sale and commercialization of the HIFU System.

“Milestones” shall mean the milestones set forth in the Development Plan.

“Net Sales” shall mean, with respect to any given fiscal period, the sum of the following:

(a) with respect to all sales of HIFU Systems, during such fiscal period, on a “stand-alone” basis (i.e., other than as a component of a Combination Product), the total amount invoiced to Third Parties therefor, during such fiscal period, by Atricure less (to the extent relating to such period): (i) credits granted for returns, price adjustments, billing errors, recalls and other adjustments; (ii) discounts (including trade, quantity and cash discounts); (iii) rebates paid to third parties (including Medicare, Medicaid and similar rebates); (iv) freight, shipping, insurance and handling charges; (v) sales, excise, use, value-added, turnover, consumption and similar taxes; (vi) customs and other import/export duties; and (vii) a reserve for uncollectible amounts consistent with previous experience and GAAP (the items in subsections (i) through (vii) being, collectively, the “Standard Deductions”); plus

(b) with respect to all sales of Combination Products, during such fiscal period, a sum equal to (x) the total amount invoiced to Third Parties therefor, during such fiscal period, by Atricure less (to the extent relating to such period) (y) the Standard Deductions, multiplied by:

(i) in the event that each component of the Combination Product is sold separately, the fraction A÷(A+B), where “A” is equal to the average invoice price of the HIFU System, in such country, when sold separately and “B” is equal to the sum of the average invoice prices, in such country, of each of the other components of the Combination Product when the same shall be sold separately; or

(ii) in the event that not all components of the Combination Product are sold separately, the fraction A÷B, where “A” is defined as in subsection (i) above and “B” is equal to the average invoice price of the Combination Product in such country; plus

(c) the total revenues received by Atricure, during such fiscal period, in consideration for the sublicensing, to Third Parties, of the Licensed IP less (i) to the extent applicable and relating to such period, the Standard Deductions and (ii) the sum of all out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses) incurred by Atricure during such period in connection with or relating to the sublicensing of the Licensed IP to any Third Party.

“Party” means Atricure or UST, as the case may be, and “Parties” means collectively Atricure and UST.

“Patents” means (a) all current and future U.S. and foreign patents and patent applications, and (b) all foreign counterpart, continuation, divisional, continuation-in-part, re-issue and substitution applications based on the foregoing, together with any patents that may issue based thereon.

“Patent Application” means and includes any application for, and any other filing made in connection with the obtaining, amendment or maintenance of, a Patent, as well as any amendment or supplement to any such application or filing.

“Person” means an individual, corporation, partnership, limited liability company, firm, association, joint venture, estate, trust or other entity, including any Governmental Entity.

“PMA” shall mean a Pre-Market Approval Application filed with the FDA.

“Qualified Transfer” shall have the meaning ascribed to it in Section 12.7.

“Receiving Party” shall have the meaning ascribed to it in Section 10.2.

“Royalty” shall have the meaning ascribed thereto in Section 4.2.

“Royalty Statement” shall have the meaning as defined in Section 4.4.

“Royalty Term” means the period of time commencing on the date of the First Commercial Sale and ending on the date falling fifteen (15) years after the date of the First Commercial Sale.

“Specifications” shall mean the specifications relating to the HIFU System, as contained in the Development Plan.

“Sonic/Keilman IP” shall mean any Intellectual Property which (a) is possessed by UST, at any time during the Term hereof, under the Sonic/Keilman License Agreement and (b) relates to, or is useful in connection with, the Atricure Field, including, without limitation, the Patents and Patent Applications set forth in Section 3 of Schedule 3 hereto.

“Sonic/Keilman License Agreement” shall mean that certain Exclusive License Agreement, dated July 15 2005, as amended, by and between UST, Sonic Concepts, Inc.

“Sublicensee” shall mean any Person to whom Atricure shall grant a sublicense of any rights under that portion of the License covered by Section 3.1(a).

“Target Completion Date” shall have the meaning ascribed thereto in the Preamble.

“Technology and Trade Secrets” means all inventions, discoveries, formulas, processes, know-how, methods, designs, techniques, developments, technology, software, and related improvements, whether or not patentable or copyrightable, and any work that incorporates, is based upon, derived from, or otherwise uses any of the foregoing, including, without limitation, any trade secret or other intellectual property rights in any of the foregoing.

“Termination” shall mean and include, with respect to any Patent, (a) the expiration of such Patent, (b) the entry of a final judgment of invalidity or unenforceability with respect to such Patent, by a court of competent jurisdiction, where either (i) such judgment is unappealable or (ii) all rights of appeal with respect thereto shall have lapsed and (c) any other termination of such Patent for any reason whatsoever, including the failure to pay any required maintenance or other fees with respect thereto.

“Third Party” means any Person other than (a) a Party to this Agreement or (b) an Affiliate of a Party to this Agreement.

“UST Indemnified Parties” shall have the meaning ascribed to it in Section 11.2.

“UST IP” shall mean any Intellectual Property which is (a) owned by UST, at any time during the Term hereof and (b) relates to, or is useful in connection with, the Atricure Field, including, without limitation, the Patents and Patent Applications set forth in Section 1 of Schedule 3 hereto and any Jointly-Created IPR owned by it.

“UW” shall mean the University of Washington.

SCHEDULE 2

DEVELOPMENT PLAN

SEE ATTACHED

Proposed HIFU Feasibility Milestones

Milestone	Description	Deliverables	Roles	Estimated Time (from signing)
1) Transducer & System Bench Test	Creates ablation pathways on explanted animal heart using non-miniaturized transducer

Tissue Effect: Create line lesions (10-15mm long x 3±1mm wide x 4±1mm thick) in explanted myocardium. Lesion creation time < 60 seconds.

Transducer: Using a single broadband frequency, CW transducer with no scanning. Transducer is same size or smaller than current UST “hockey puck” transducer.

System: Using existing UST HIFU generator with active transducer cooling.

			Milestone is UST responsibility, AtriCure provides mechanical design and prototyping support, test plan review and approval	3-4 months

2) Acute Animal Test Criteria I	Creates ablation pathways on an open chest beating heart using a miniaturized transducer

Tissue Effect: Create line lesions (10-15mm long x 3±1mm wide x 4±1mm thick) on the posterior of the left atrium of a beating pig heart. Lesion creation time < 60 seconds Create one lesion between left and right pulmonary veins. Create a connecting lesion to the mitral valve.

Transducer: Functional miniaturized instrument end effector for placement in the transverse sinus open chest which incorporates a single frequency CW transducer with no scanning.

System: Using existing UST HIFU generator with active transducer cooling if needed. Define treatment parameters.

			Milestone is UST responsibility, AtriCure provides instrument design, mechanical engineering and prototyping support, thermal modeling finite element analysis, test plan review and approval	6-7 months

3) Acute Animal Test Criteria II	ablation pathways are repeatable across different transducers and animal when used on a beating heart open chest

Tissue Effect: Create full thickness line lesions (10-15mm long x 3±1mm wide x 4±1mm thick) in explanted myocardium. Lesion creation time < 60 seconds on the posterior of the left atrial of a beating pig heart. Using a full block DOE show no significant difference in tissue effect across two independent transducers used in two animals.

Transducer: Functional instrument end effector for placement in transverse cardiac sinus which incorporates a single frequency, CW transducer with no scanning. Transducer, when packaged with housing, focusing elements and coupling elements is less than 10mm thick x 20mm wide x 27mm long. Transducer body temperature will not contribute to a thermal dose in surrounding tissue of more than t43 = 60 while making two successive lesions

System: Using prototype of new HIFU generator implementing treatment parameters from MS-2, with active transducer cooling if needed.

Milestone is UST responsibility,

AtriCure provides instrument design, mechanical engineering and prototyping support, thermal modeling finite element analysis, statistical analysis, test plan review and approval

10-12 months

Milestone	Description	Deliverables	Roles	Estimated Time (from signing)
4) Chronic Animal Test Criteria I	Creates ablation pathways sustained to 30 days

Tissue Effect: Create full thickness line lesions (10-15mm long x 3±1mm wide x 4±1mm thick) in explanted animal atria. Lesion creation time < 60 seconds on the posterior of the left atrium of a beating pig heart. Using a full block DOE show no significant difference in tissue effect across two independent transducers used in two animals.

Transducer: Functional handpiece and end effector for placement in transverse sinus which incorporates a single frequency CW transducer with no scanning. Transducer, when packaged with housing, focusing elements and coupling elements is less than 10mm thick x 20mm wide x 27mm long. Transducer body temperature will not contribute to a thermal dose in surrounding tissue of more than t43 = 60 while making two successive lesions

System: Using prototype of new HIFU generator implementing treatment parameters from MS-2, with active transducer cooling if needed.

Milestone is UST responsibility for intercostals probe, AtriCure for chronic animal study,

AtriCure provides instrument design, mechanical engineering and prototyping support, thermal modeling finite element analysis, statistical analysis, test plan review and approval

13-14 months

5) Clinical Pilot Evaluation Criteria Met	Creates ablation pathways acutely

Tissue Effect: Create full thickness line lesions (10-15mm long x 3±1mm wide x 4±1mm thick) in human left atrial appendage immediately prior to surgical resection. Lesion creation time < 60 seconds.

Transducer: Clinical use handpiece and end effector for placement in transverse cardiac sinus which incorporates a single frequency CW transducer with no scanning. Transducer, when packaged with housing, focusing elements and coupling elements is less than 10mm thick x 20mm wide x 27mm long. Transducer body temperature will not contribute to a thermal dose in surrounding tissue of more than t43 = 60 while making two successive lesions

System: Clinical use version of new HIFU generator implementing treatment parameters from MS-2, with active transducer cooling if needed.

			Milestone is AtriCure responsibility UST provides technology support to achieve objective	20–24 months

Confidential and Proprietary information of AtriCure inc.

May 7, 2005

SCHEDULE 3

SECTION 1: CERTAIN UST IP

Family No.	Country	Appln. No.	File Date	Inventor(s)	Title
1	U.S.	60/471669	05/19/2003	Larry L. Smith	Geometrically Shaped Coupling Hydrogel Standoffs for HIFU
	U.S.	10/847,232	05/17/2004	Larry L. Smith	Geometrically Shaped Coupling Hydrogel Standoffs for HIFU
	Europe	04252734.1	05/12/2004	Same	Same

2	U.S.	60/604,784	08/26/2004	Joseph Leonetti Larry L. Smith	Geometrically Shaped Coupling Hydrogel Standoffs for HIFU (Acrylates)

3	U.S.	60/517,555	11/05/2003	Anthony Lowman	Hydrogel Compositions and Manufacturing Process for Ultrasound Couplants

	U.S.	10/978,767	11/01/2004	Anthony Lowman Larry Smith	Same

4	U.S.	60/524,200	11/21/2003	Eugene Larson Perry Kaminski Yu-Chi Chu	Bone Cancer Pain Management Utilizing Ultrasound
	U.S.	10/994,421	11/22/2004	Same

5	U.S.			Perry Kaminski Eugene Larson	Hand-Held HIFU

6	U.S.			Perry Kaminski Yu-Chi Chu	Automatic Thermal Dose Regulation

7	U.S.	Disclosure		Perry Kaminski	Device for extracting heat from HIFU transducers

8	U.S.	Disclosure		Perry Kaminski	Nonlinear Focusing Device for HIFU transducers

SECTION 2: CERTAIN Sonic/Keilman IP

Pat. App. No. Pat. Issue No. Pat. Issue Date	Licensor	Title
08/961,972 6,007,499 12/28/99	Sonic/Keilman	Methods and apparatus for medical procedures using HIFU

09/390/032 6,432,067 8/13/02	Sonic/Keilman	Methods and apparatus for medical procedures using HIFU

09/390,506 6,315,741 11/13/01	Sonic/Keilman	Methods and apparatus for medical procedures using HIFU

98955182.5	Sonic/Keilman	Methods and apparatus for medical procedures using HIFU

10/171,149 (20030018255)	Sonic/Keilman	Methods and apparatus for medical procedures using HIFU

SCHEDULE 4

FORM OF PROMISSORY NOTE

CONDITIONAL DEMAND PROMISSORY NOTE

$100,000	July 15, 2005

FOR VALUE RECEIVED, the undersigned, ATRICURE INC., a Delaware corporation with offices at 6033 Schumacher Park Drive, West Chester, Ohio 45069 ( “AtriCure”), hereby promises to pay to UST INC. (“UST”), a Washington corporation with offices at 528 18th Avenue, Seattle, Washington 98122, on demand (in accordance with the terms below) the principal sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00), at the address set forth above in lawful money of the United States of America.

The principal amount of this Note shall be payable in full on demand (given by written notice to AtriCure in accordance with the terms hereof) subject to the occurrence of, and at any time on or after, the “Optional Termination Notice Date” (as defined in Article 9 of that certain Development and License Agreement, dated the date hereof, between AtriCure and UST). In the event, however, that the “Optional Termination Notice Date” shall not have occurred on or prior to the “Target Completion Date” (as defined in the aforesaid Development and License Agreement), then this Note shall automatically become null and void.

All notices and other communications to the undersigned shall be in writing and shall be deemed to have been received when delivered personally (which shall include, without limitation, via express overnight courier) or, if mailed, three (3) business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, to the address of the undersigned indicated above.

This Note shall be binding upon the permitted assigns and successors of AtriCure and shall inure to the benefit of and be enforceable by UST, its successors and assigns.

No delay or omission on the part of UST in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right shall be effective unless in writing and signed by UST, and no waiver on one (1) or more occasions shall be conclusive as a bar to or waiver of any right on any other occasion.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

IN WITNESS THEREOF, the undersigned has executed this Note as of the 15 day of July, 2005.

ATRICURE, INC.

By:	/s/ David J. Drachman
Name:	David J. Drachman
Title:	President and Chief Executive Officer